Exhibit 99(a)

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

BEMIS COMPLETES ACQUISITION OF ALCAN PACKAGING FOOD AMERICAS

NEENAH, WISCONSIN,  March 1, 2010 — Bemis Company, Inc. (NYSE: BMS) announced today that it has completed its acquisition of the Food Americas operations of Alcan Packaging, a business unit of Rio Tinto plc (LON: RIO; ASX: RIO).  Under the terms of the $1.2 billion transaction, Bemis acquired 23 Food Americas flexible packaging facilities in the U.S., Canada, Mexico, Brazil, Argentina, and New Zealand which recorded 2009 net sales totaling $1.4 billion.  These facilities produce flexible packaging principally for the food and beverage industries and will augment Bemis’ product offerings and technological capabilities.  The transaction is expected to be accretive to both diluted GAAP earnings per share and adjusted earnings per share, beginning in 2010.

Under the terms of an order signed by the U.S. District Court for the District of Columbia on February 25, 2010, two of these facilities, located in Menasha, Wisconsin and Tulsa, Oklahoma, must be divested.  The 2009 net sales associated with the facilities to be sold was approximately $100 million.

“We are pleased to welcome our newest Bemis employees and look forward to integrating these new facilities into our business,” said Henry Theisen, Bemis President and Chief Executive Officer.  “During the next two years, we expect to generate strong cash flow which we will use to invest in growth opportunities, pay down debt, and deliver attractive total returns to our shareholders.  This acquisition complements our manufacturing capabilities and technological expertise around the world.  We are looking forward to an exciting and successful 2010.”

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, unexpected costs associated with completing the acquisition, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2008.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2009 net sales of $3.5 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 20,000 individuals in 84 manufacturing facilities in 13 countries around the world.  More information about the Company is available at our website, www.bemis.com.

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